Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BrightSphere Investment Group Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-234646) on Form S-3 of BrightSphere Investment Group Inc. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of BrightSphere Investment Group Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of BrightSphere Investment Group Inc.

/s/ KPMG LLP
Boston, Massachusetts
March 1, 2021